Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
National Penn Bancshares, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333‑27103, 333-60096, 333-116767, 333-125086, 333-131620, 333-149274, 333-158890, 333-159520, 333-159519) on Forms S-8 and (No. 333-154973, 333-155234, 333-159609) on Forms S-3 of National Penn Bancshares, Inc. and subsidiaries (the Company) of our reports dated March 1, 2013, with respect to the consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated) statements of income, changes in shareholders' equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10‑K of the Company.

/s/ KPMG LLP
Philadelphia, Pennsylvania
March 1, 2013